Exhibit 23.2



            CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM



TO THE BOARD OF DIRECTORS AND SHAREHOLDERS OF GRAPHON CORPORATION


We hereby consent to the use in the Prospectus constituting a part of this Registration Statement of our report dated February 23, 2004, relating to the consolidated financial statements of GraphOn Corporation, which is contained in that Prospectus, and of our report dated February 23, 2004, relating to the schedule, which is contained in Part II of the Registration Statement. Our report on the consolidated financial statements contains an explanatory paragraph regarding the Company's ability to continue as a going concern.



We also consent to the reference to us under the caption "Experts" in the Prospectus.



/s/ BDO Seidman, LLP
San Jose, CA

May 5, 2005